Exhibit 3.1

CERTIFICATE OF MERGER

OF

PENTAGON MERGER SUB, INC. AND PALL CORPORATION

INTO

PALL CORPORATION

_____________________________________________

Under Section 904 of the
Business Corporation Law of the State of New York
_____________________________________________

Each of the undersigned hereby certifies on behalf of the constituent corporations named herein, as follows:

1.           The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to this merger are as follows:

(a)           Pentagon Merger Sub, Inc., a New York corporation; and

(b)           Pall Corporation, a New York corporation, originally formed as Micro Metallic Corporation, a New York corporation.

2.           Following the merger, Pall Corporation will continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Pentagon Merger Sub, Inc. will cease.  The name of the Surviving Corporation is Pall Corporation.

3.           The date when the certificate of incorporation or articles of organization of each Constituent Corporation was filed by the Department of State of the State of New York is as follows:

Name of Entity	Date of Incorporation
Pentagon Merger Sub, Inc.	May 8, 2015
Pall Corporation (originally formed as Micro Metallic Corporation)	July 31, 1946

4.           As to each Constituent Corporation, the designation and number of outstanding shares of each class and series, and the voting rights thereof are as follows:

Corporation	Designation	Number of Outstanding Shares	Number of Shares Entitled to Vote
Pentagon Merger Sub, Inc.	Common Stock, par value $0.01 per share	100	100
Pall Corporation	Common Stock, par value $0.10 per share	106,848,187	106,848,187

5.           The merger of Pentagon Merger Sub, Inc. and Pall Corporation was authorized as follows by the Constituent Corporations:

•
As to Pentagon Merger Sub, Inc., by its board of directors given in accordance with Section 708 of the Business Corporation Law of the State of New York (the “NYBCL”) and by the unanimous consent of all its outstanding shares given in accordance with Sections 615 and 903 of the NYBCL.

•
As to Pall Corporation, by its board of directors given in accordance with Section 708 of the NYBCL and by unanimous vote of the holders of all outstanding shares at a duly convened special meeting in accordance with Section 903 of the NYBCL.

6.           The effective date of the merger will be August 31, 2015.

7.           The Certificate of Incorporation of Pall Corporation shall be amended to enlarge and generalize the purposes of the Surviving Corporation, change county location for the office of the Surviving Corporation, reduce the aggregate number of authorized shares for the Surviving Corporation, change the address of the Surviving Corporation to which the Secretary of State of the State of New York sends copies of service of process against the Surviving Corporation, change the registered agent for the Surviving Corporation in the State of New York, provide certain directions for the management of the business and conduct of the affairs of the Surviving Corporation and expressly set forth exculpation of directors in connection with any breach of duty in such capacity (in a manner consistent with the Business Corporation Law).  To accomplish said amendments, paragraphs numbered 2 through 7, 11 and 12 (paragraphs numbered 8, 9 and 10 having been previously omitted pursuant to Section 807(c) of the NYBCL) of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

SECOND.  The purposes for which it is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

It is hereby expressly provided that the foregoing shall not be held to limit or restrict in any manner the powers of this Corporation; and that this Corporation may do all and everything necessary, suitable and appropriate for the exercise of any of its general powers.

THIRD.  The office of the Corporation in the State of New York shall be located in the County of New York.

FOURTH.  The aggregate number of shares which the Corporation shall have authority to issue is 1000 shares of Common Stock, each share having a par value of $0.01.  The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

FIFTH.  The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process may in any action or proceeding against it be served.  The post office address to which the Secretary of State shall mail a copy of any process in any action or proceeding against the Corporation which may be served upon it is: 111 Eighth Avenue, New York, New York 10011; Attention:  C T Corporation System.

SIXTH.  The corporation designated C T Corporation System, 111 Eighth Avenue, New York, New York 10011 as its registered agent upon whom process against it may be served within the State of New York.

SEVENTH.  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and shareholders:

(1)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)           The directors shall have concurrent power with the shareholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)           The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)           In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Business Corporation Law, this Certificate of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

(5)           Any member of the Board of Directors may be removed, with or without cause, at any time prior to the expiration of his term by a majority vote of the outstanding shares.

EIGHTH.  The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned as of this 31st day of August, 2015.

PENTAGON MERGER SUB, INC.

By:	/s/ Daniel A. Raskas
Name:	Daniel A. Raskas
Title:	Vice President

[Signature Page to Certificate of Merger]

IN WITNESS WHEREOF, this Certificate of Merger has been executed by the undersigned as of this 31st day of August, 2015.

PALL CORPORATION

By:	/s/ Roya Behnia
Name:	Roya Behnia
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Certificate of Merger]